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                                   EXHIBIT 11.1

                        YIELDUP INTERNATIONAL CORPORATION
              STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE


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
                                  THREE MONTHS       THREE MONTHS        SIX MONTHS         SIX MONTHS
                                     ENDED              ENDED              ENDED               ENDED
                                 JUNE 30, 1997      JUNE 30, 1996      JUNE 30, 1997       JUNE 30, 1996
                                 ---------------    ---------------    ---------------    ----------------

Net Loss                             ($756,203)         ($842,875)       ($1,739,521)        ($1,528,492)
                                 ===============    ===============    ===============    ================

Common Stock                          4,879,040          3,406,057          4,146,586           3,405,679
Preferred Stock                               -                  -                  -                   -
                                 ---------------    ---------------    ---------------    ----------------
                                      4,879,040          3,406,057          4,146,586           3,405,679

Number of common stock issued
and stock options granted in
accordance with SAB No. 83                    -                  -                  -                   -
                                 ---------------    ---------------    ---------------    ----------------
             Total                    4,879,040          3,406,057          4,146,586           3,405,679
                                 ===============    ===============    ===============    ================

Net loss per share                      ($0.15)            ($0.25)            ($0.42)             ($0.45)
                                 ===============    ===============    ===============    ================

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